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     25 Research Drive, Westborough, Massachusetts 01582
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                              February 14, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  Yankee Atomic Electric Company
          File No. 70-8083

Dear Commissioners:

     An Application/Declaration on Form U-1, dated October 16, 1992, and amendments thereto, were filed with your Commission in the above-referenced proceeding relating to short-term borrowings by Yankee Atomic Electric Company (the Company) from banks through December 31, 1995. Orders dated December 16, 1992 and March 11, 1994, were issued by your Commission authorizing the proposed transactions.

     I have reviewed the opinion dated December 11, 1992, filed as Exhibit
F in File No. 70-8083, and the opinion dated March 9, 1994, filed as Exhibit F-1 in File No. 70-8083 and hereby confirm the statements made therein. I have been advised that the borrowings by the Company were in each instance made on the terms and within the limitations set forth in the filing and in said orders. Based on the foregoing, it is my opinion that the transactions authorized by said orders were carried out in accordance with the Application/Declaration as amended.

                              Very truly yours,

                              s/Kirk L. Ramsauer

                              Kirk L. Ramsauer
                              Associate General Counsel